Exhibit 10.3

Seres Therapeutics, Inc.

101 Cambridge Park Drive

Cambridge, Massachusetts 02140

March 2, 2026

Richard N. Kender

By Email Delivery

Dear Rich,

This letter confirms the terms under which you will be employed as the Executive Chair and Interim Chief Executive Officer of Seres Therapeutics, Inc. (the “Company”), in addition to your continued service on the Company’s Board of Directors (the “Board”). Capitalized terms used but not defined in this letter have the meaning given to them on the attached Exhibit A.

1. Effective Date; Duties; Expenses. Your term of employment as Executive Chair and Interim Chief Executive Officer will commence on March 2, 2026 or another date mutually agreed between you and the Board (the “Effective Date”) and continue until terminated in accordance with Section 4 (the “Term”). During the Term, you will have the responsibilities, duties and authority as are customarily associated with such positions or agreed between you and the Company. You will report to the Board and will be permitted to work remotely; however, you agree to be present in the Company’s offices in-person and to dedicate sufficient time to your duties hereunder as is reasonably necessary for their proper performance. During the Term, the Company will reimburse you for all reasonable travel and other business expenses incurred by you in the performance of your duties to the Company in accordance with the Company’s expense reimbursement policies. To the extent the Company determines that any travel expense reimbursements are taxable income to you, the Company will provide you with an additional payment so that after-tax you will be reimbursed for the full amount of the reimbursable travel expenses incurred. You agree to submit requests for such reimbursements reasonably promptly following the date you incur the applicable expenses and in accordance with the Company’s expense reimbursement policies. The Company will provide such reimbursements reasonably promptly following the receipt of such request and reasonable supporting documentation in accordance with the Company’s expense reimbursement policies. In addition, any reimbursement of taxes hereunder will be paid in all events not later than the year following the year in which the applicable taxes were paid.

2. Base Salary. Your base salary for this position will be at the rate of $520,000 per year, payable in installments in accordance with the Company’s payroll practices and procedures as in effect from time to time and prorated for any partial period of employment.

3. Annual Bonus. During the Term, you will be eligible to receive a discretionary annual performance bonus, which in recognition of your contributions to the Company during 2026 prior to the Effective Date, will not be prorated for the portion of 2026 elapsed prior to the Effective Date. Your target annual performance bonus amount will be 55% of your annual base salary, with the opportunity for additional, discretionary performance-based upside linked to timely achievement of meaningful financing, transactional or collaboration results for the Company. The timing and amount of any annual bonus payable to you will be determined by the Board in its discretion, and payment of any such bonus will be subject to your continued employment with the Company through the date of payment.

4. At-Will Employment; Termination. It is understood that your employment will at all times be “at-will.” You are not being offered employment for a definite period of time, and either you or the Company may terminate the employment relationship at any time and for any reason or no reason by providing written notice of such termination to the other. If your employment terminates for any reason, you will not be entitled to any payments, benefits, damages, award or compensation other than as required by applicable law.

5. Director Compensation. During the Term, you will not receive additional compensation from the Company for service on the Board or any of its committees. As of the Effective Date, you will cease to be eligible for compensation as a non-employee director under the Company’s Non-Employee Director Compensation Program (the “Program”). However, and notwithstanding the terms of any Company equity awards held by you, your service during the Term will be deemed to satisfy any continued service requirements that apply under such equity awards, with the effect that such equity awards will continue to vest and/or remain outstanding and, as applicable, exercisable during the Term and thereafter during any period that you otherwise continue to satisfy the applicable service conditions in accordance with and subject to the terms of such awards. Upon termination of your employment, you will again become eligible for compensation under the Program, subject to its terms.

6. Equity Award. Subject to approval by the Board, the Company will grant you options (the “Options”) under the Company’s 2025 Incentive Award Plan (the “Plan”) to purchase 200,000 shares of the Company’s common stock (subject to adjustment for corporate events as set forth in the Plan) at an exercise price per share equal to the per share fair market value of the Company’s common stock on the date of grant, as determined in accordance with the Plan, provided that 25% of the Options (the “Contingent Option”) shall be conditioned on stockholder approval no later than the Company’s annual stockholder meeting for 2026 of an amendment to the Plan increasing the number of shares of the Company’s common stock available for issuance under the Plan, and if such stockholder approval is not obtained, the Contingent Option will be forfeited without consideration. The Options will vest in equal monthly installments over three years commencing on the Effective Date, subject to your continuous service through the applicable vesting date. In all respects, the Options will be governed by and subject to the terms of the Plan and a separate stock option agreement to be entered into between you and the Company. If the Company terminates your employment without Cause or you resign for Good Reason, in either case, within 60 days prior to or 12 months following the date of a Change in Control, any unvested portion of the Options will immediately become 100% vested (and if the date of your termination precedes the Change in Control, the unvested portion of the Options will remain outstanding and eligible to vest in accordance with this sentence if a Change in Control occurs within 60 days after the date of your termination, provided that in no event will the Options remain outstanding beyond the final expiration date set forth in the stock option agreement governing the Options). In addition, in the event of your death, the unvested portion of any outstanding Company options you hold will become fully vested.

7. Signing Bonus. The Company will pay you a one-time signing bonus in the amount of $250,000 (the “Signing Bonus”), payable with your first Company paycheck. If you voluntarily terminate your employment with the Company without Good Reason or the Company terminates your employment for Cause, in each case, before December 31, 2026, you agree to repay the Company within thirty days after your final day of employment the amount of the Signing Bonus net of taxes withheld by the Company upon its payment to you. You further agree that the Company will be entitled (but not required) to deduct any such repayment amount from the after-tax amount of any payments owed by the Company to you, subject to applicable law.

8. Proprietary Information Agreement; Company Policies. As a condition to your employment, you are required to execute and deliver to the Company the enclosed Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement (the “Proprietary Information Agreement”) no later than the Effective Date. You acknowledge that the provisions of the Proprietary Information Agreement will survive the termination of your employment for the periods set forth in the Proprietary Information Agreement. You may also be required to execute additional documents at the Company’s request, including documents relating to the Company’s internal policies, compliance with applicable tax laws, or any other applicable law.

9. Taxes. All forms of compensation referred to in this offer letter are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

10. Assignment. Neither you nor the Company may make any assignment of this letter or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this letter (including the Proprietary Information Agreement) without your consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets. This letter shall inure to the benefit of and be binding upon you and the Company, and each of your and its respective successors, executors, administrators, heirs and permitted assigns.

11. Miscellaneous. This letter may not be modified or amended, and no breach shall be deemed to be waived, except by a written agreement signed by you and an authorized officer of the Company. The headings and captions in this letter are for convenience only and in no way define or describe the scope or content of any provision of this letter. This letter may be executed in counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

12. Other Terms. In making this offer, the Company understands, and in accepting it you represent, that you are not under any obligation to any person, firm, or corporation that would prevent, limit, or impair in any way the performance by you of your duties as an employee of the Company.

[Signature Page Follows]

Please indicate your agreement to the terms of this letter by returning a signed copy to the undersigned within seven days of the date hereof, after which time the Company’s offer to enter into this letter will automatically expire.

Very truly yours,

SERES THERAPEUTICS, INC.

By:	/s/ Stephen Berenson
Name: Stephen Berenson
Title: Chairman of the Board of Directors

Accepted and Agreed:

/s/ Richard N. Kender
Richard N. Kender

[Signature Page to Employment Letter Agreement]

Exhibit A

When used in the letter to which this Exhibit A is attached, the following capitalized terms have the meanings provided below.

1. “Cause” means (i) your refusal to (A) substantially perform your duties with the Company or (B) comply with, in any material respect, any of the Company’s policies that are applicable to you; (ii) the Board’s determination that you refused in any material respect to carry out or comply with any lawful and reasonable directive of the Board; (iii) your material breach of a material provision of a written agreement with the Company; (iv) your conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude; (v) your unlawful use (including being under the influence) or possession of illegal drugs on the Company’s (or any of its affiliate’s) premises or while performing your duties and responsibilities for the Company; or (vi) your commission of an act of fraud, embezzlement, misappropriation, willful misconduct, or breach of fiduciary duty against the Company or any of its affiliates; provided, however, that your termination will not be considered for Cause unless and until (a) the Company has provided you, within 60 days of the Company’s knowledge of the occurrence of the facts and circumstances underlying the Cause event, written notice stating with reasonable specificity the applicable facts and circumstances underlying such finding of Cause and (b) in the case of alleged Cause under clause (i), (ii) or (iii) of the foregoing definition and to the extent the applicable condition or event is reasonably capable of being cured, you have failed to cure such condition or event within 30 days after the receipt of such notice.

2. “Change in Control” has the meaning set forth in the version of the Plan in effect on the Effective Date.

3. Your resignation will be for “Good Reason” if you resign within 90 days after any of the following events, unless you consent to the applicable event: (i) a material decrease in your annual base salary, (ii) a material decrease in your authority or areas of responsibility as are commensurate with your title or positions, including your ceasing to report directly to the Board, or (iii) the Company’s material breach of a material provision of a written agreement with you, provided that the Company’s appointment of a Chief Executive Officer shall not constitute Good Reason. Notwithstanding the foregoing, no Good Reason will have occurred unless and until you have: (a) provided the Company, within 60 days of your knowledge of the occurrence of the facts and circumstances underlying the Good Reason event, written notice stating with reasonable specificity the applicable facts and circumstances underlying such finding of Good Reason; (b) provided the Company with an opportunity to cure the same within 30 days after the receipt of such notice; and (c) the Company shall have failed to cure such condition within such 30 day period.

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